EXHIBIT 6

Directors and Executive Officers of IDT Telecom, Inc.

Set forth below are the name, position, present principal occupation or employment and business address of each director and executive officer of IDT Telecom, Inc. (“IDT Telecom”). Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with IDT Telecom. The business address and telephone number of each person listed below is c/o IDT Corporation, 520 Broad Street, Newark, New Jersey 07012, telephone: (973) 438-1000. Except as otherwise noted, each person listed below is a citizen of the United States.

Name	Position	Principal Occupation
Yona Katz	Chief Executive Officer, Treasurer and Director	Chief Executive Officer, Treasurer and Director

Norman Rosenberg	Executive Vice President, Consumer Phone Services	Executive Vice President, Consumer Phone Services

Avi Stokar	Chief Information Officer	Chief Information Officer

Kathleen Timko	Chief Operating Officer and Director	Chief Operating Officer and Director

Keith Mendelson	Executive Vice President, Retail Operations	Executive Vice President, Retail Operations

Steven Schwartz	Controller	Controller

Robert Schwartz	Executive Vice President and President of Tuyo Mobile	President of Tuyo Mobile

Jonathan Ward	Executive Vice President of Marketing	Executive Vice President of Marketing

Marc Bodner	Executive Vice President, International Strategy	Executive Vice President, International Strategy

Kim Anderson	Executive Vice President of Financial Services	Executive Vice President of Financial Services

Shalom Benaim*	Executive Vice President of European Finance	Executive Vice President of European Finance

Avi Lazar	Executive Vice President and President of Carrier Services	Executive Vice President and President of Carrier Services

Michael Levine	Executive Vice President of Finance	Executive Vice President of Finance

Benjamin Last *	Executive Vice President and Managing Director, IDT Europe	Executive Vice President and Managing Director, IDT Europe

Jack Lerer	Executive Vice President, International Strategy	Executive Vice President, international Strategy

Anthony Davidson	Executive Vice President of Commercial Operations	Executive Vice President of Commercial Operations

*	Mr. Last and Mr. Benaim are citizens of the United Kingdom.

Name	Position	Principal Occupation
Margaret Lockwood	Executive Vice President of Prepaid Solutions	Executive Vice President of Prepaid Solutions

Joseph Blass	Executive Vice President of Toucan Mobile	Executive Vice President of Toucan Mobile

Ely D. Tendler	Executive Vice President, General Counsel and Secretary	Senior Vice President and Chief Legal Officer, IDT Corporation

Joyce J. Mason	Assistant Secretary	Senior Vice President, General Counsel, Secretary and Director of IDT Corporation

Morris Lichtenstein	Chairman of the Board and Director	Chief Operating Officer of IDT Corporation

Howard S. Jonas	Vice Chairman of the Board and Director	Chairman of the Board and Director of IDT Corporation

James A. Courter	Director	Chief Executive Officer, Vice Chairman of the Board and Director of IDT Corporation

Leon Panetta	Director	Institute Director of The Panetta Institute

Dov Zakheim	Director	Vice President of Booz Allen Hamilton Inc.

Steven L. Pomerantz	Director	Chairman of the Board of Steve L. Pomerantz & Associates